Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and the description of our role in the valuation process of any properties owned by Cole Credit Property Trust V, Inc. and its subsidiaries (collectively, the “Company”) referred to in Supplement No. 18 dated March 27, 2017 to Cole Credit Property Trust V, Inc.’s prospectus dated April 29, 2016 contained in the Registration Statement on Form S-11 (SEC File No. 333-189891) of Cole Credit Property Trust V, Inc.

In giving such consent, we do not thereby admit we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

March 27, 2017	/s/ Duff & Phelps, LLC
Duff & Phelps, LLC